CREDIT AGREEMENT

                                      AMONG


                                   WABAN INC.,


                            THE LENDERS PARTY HERETO,


                       THE FIRST NATIONAL BANK OF BOSTON,
                               SHAWMUT BANK, N.A.
                                       AND
                 WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                  as Co-Agents

                                       AND

                       THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent








                            Dated as of April 4, 1995

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                         TABLE OF CONTENTS



ARTICLE I - DEFINITIONS ..............................................     1

ARTICLE II - THE CREDITS .............................................    13
       2.1.  Description of Facility .................................    13
       2.2.  Availability of Facility ................................    13
       2.3.  Committed Advances ......................................    13
             2.3.1. Commitment .......................................    13
             2.3.2. Ratable Loans; Types of Advances .................    13
             2.3.3. Minimum Amount of Each Committed Advance .........    14
             2.3.4. Applicable Margin ................................    14
             2.3.5. Method of Selecting Types and Interest Periods
             for New Committed Advances ..............................    15
             2.3.6. Conversion and Continuation of Outstanding
             Committed Advances ......................................    15
       2.4.  Competitive Bid Advances ................................    15
             2.4.1. Competitive Bid Option; Repayment of Competitive
             Bid Advances ............................................    15
             2.4.2. Competitive Bid Quote Request ....................    16
             2.4.3. Invitation for Competitive Bid Quotes ............    16
             2.4.4. Submission and Contents of Competitive Bid
             Quotes ..................................................    16
             2.4.5. Notice to Borrower ...............................    17
             2.4.6. Acceptance and Notice by Borrower ................    17
             2.4.7. Allocation by the Agent ..........................    18
       2.5.  Method of Borrowing .....................................    18
       2.6.  Fees ....................................................    18
             2.6.1. Facility Fee .....................................    18
             2.6.2. Upfront Fee ......................................    18
             2.6.3. Agent Fees .......................................    19
       2.7.  Reductions in Aggregate Commitment; Principal
             Payments ................................................    19
             2.7.1. Reductions in Aggregate Commitment ...............    19
             2.7.2. Principal Payments ...............................    19
       2.8.  Changes in Interest Rate, etc ...........................    19
       2.9.  Rates Applicable After Default ..........................    19
      2.10.  Method of Payment .......................................    20
      2.11.  Notes; Telephonic Notices ...............................    20
      2.12.  Interest Payment Dates; Interest and Fee Basis ..........    20
      2.13.  Notification by Agent ...................................    20
      2.14.  Lending Installations ...................................    21
      2.15.  Non-Receipt of Funds by the Agent .......................    21
      2.16.  Withholding Tax Exemption ...............................    21
      2.17.  Extension of Termination Date ...........................    21
      2.18.  Change in Circumstances .................................    22
             2.18.1. Yield Protection ................................    22
             2.18.2. Changes in Capital Adequacy Regulations .........    22
             2.18.3. Availability of Types of Advances ...............    23
             2.18.4. Funding Indemnification .........................    23
             2.18.5. Mitigation of Additional Costs;
             Replacement of Lenders ..................................    23
             2.18.6. Lender Statements; Survival of Indemnity ........    24

ARTICLE III - THE LETTER OF CREDIT SUBFACILITY .......................    24
      3.1.   Obligation to Issue .....................................    24
      3.2.   Types and Amounts .......................................    24
      3.3.   Conditions ..............................................    25
      3.4.   Procedure for Issuance of Facility Letters of
             Credit ..................................................    25
      3.5.   Reimbursement Obligations; Duties of Issuing
             Banks ...................................................    26
      3.6.   Participation ...........................................    27
      3.7.   Payment of Reimbursement Obligations ....................    28
      3.8.   Compensation for Facility Letters of Credit .............    28

ARTICLE IV - CONDITIONS PRECEDENT ....................................    29
       4.1.  Initial Advance .........................................    29
       4.2.  Each Advance or Issuance of a Facility Letter of
             Credit ..................................................    30

ARTICLE V - REPRESENTATIONS AND WARRANTIES ...........................    30
       5.1.  Corporate Existence and Standing ........................    30
       5.2.  Authorization and Validity ..............................    31
       5.3.  No Conflict; Government Consent .........................    31
       5.4.  Financial Statements ....................................    31
       5.5.  Material Adverse Change .................................    31
       5.6.  Taxes ...................................................    31
       5.7.  Litigation and Contingent Obligations ...................    31
       5.8.  Subsidiaries ............................................    32
       5.9.  ERISA ...................................................    32
      5.10.  Accuracy of Information .................................    32
      5.11.  Regulation U ............................................    32
      5.12.  Material Agreements .....................................    32
      5.13.  Compliance With Laws ....................................    32
      5.14.  Ownership of Properties .................................    32
      5.15.  Investment Company Act ..................................    32
      5.16.  Public Utility Holding Company Act ......................    33
      5.17.  Other Indebtedness ......................................    33
      5.18.  Post-Retirement Benefits ................................    33
      5.19.  Insurance ...............................................    33

ARTICLE VI - COVENANTS ...............................................    33
       6.1.  Financial Reporting .....................................    33
       6.2.  Use of Proceeds .........................................    34
       6.3.  Notice of Default .......................................    35
       6.4.  Conduct of Business .....................................    35
       6.5.  Taxes ...................................................    35
       6.6.  Insurance ...............................................    35
       6.7.  Compliance with Laws ....................................    35
       6.8.  Maintenance of Properties ...............................    35
       6.9.  Inspection ..............................................    35
      6.10.  Dividends ...............................................    35
      6.11.  Indebtedness ............................................    36
      6.12.  Merger ..................................................    37
      6.13.  Sale of Assets ..........................................    37
      6.14.  Letters of Credit .......................................    38
      6.15.  Investments and Acquisitions ............................    38
      6.16.  Liens ...................................................    40
      6.17.  Affiliates ..............................................    42
      6.18.  Subordinated Indebtedness ...............................    42
      6.19.  Rate Hedging Obligations ................................    42
      6.20.  Financial Covenants .....................................    42
             6.20.1. Funded Debt to Capital Ratio ....................    42
             6.20.2. Fixed Charge Coverage Ratio .....................    42
             6.20.3. Tangible Net Worth ..............................    42
      6.21.  Subsidiary Guaranties ...................................    43
      6.22.  Intercompany Indebtedness ...............................    43

ARTICLE VII - DEFAULTS ...............................................    43

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES ........    44
       8.1.  Acceleration ............................................    44
       8.2.  Amendments ..............................................    45
       8.3.  Preservation of Rights ..................................    46

ARTICLE IX - GENERAL PROVISIONS ......................................    46
       9.1.  Survival of Representations .............................    46
       9.2.  Governmental Regulation .................................    46
       9.3.  Taxes ...................................................    46
       9.4.  Headings ................................................    46
       9.5.  Entire Agreement ........................................    46
       9.6.  Several Obligations; Benefits of this Agreement .........    46
       9.7.  Expenses; Indemnification ...............................    47
       9.8.  Numbers of Documents ....................................    47
       9.9.  Accounting ..............................................    47
      9.10.  Severability of Provisions ..............................    47
      9.11.  Nonliability of Lenders .................................    47
      9.12.  CHOICE OF LAW ...........................................    47
      9.13.  CONSENT TO JURISDICTION .................................    48
      9.14.  WAIVER OF JURY TRIAL ....................................    48
      9.15.  Confidentiality .........................................    48

ARTICLE X - THE AGENT ................................................    48
      10.1.  Appointment .............................................    48
      10.2.  Powers ..................................................    48
      10.3.  General Immunity ........................................    49
      10.4.  No Responsibility for Loans, Recitals, etc ..............    49
      10.5.  Action on Instructions of Lenders .......................    49
      10.6.  Employment of Agents and Counsel ........................    49
      10.7.  Reliance on Documents; Counsel ..........................    49
      10.8.  Agent's Reimbursement and Indemnification ...............    49
      10.9.  Rights as a Lender ......................................    50
      10.l0. Lender Credit Decision ..................................    50
      10.11. Successor Agent .........................................    50

ARTICLE XI - SETOFF; RATABLE PAYMENTS ................................    51
      11.1.  Setoff ..................................................    51
      11.2.  Ratable Payments ........................................    51

ARTICLE XII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS. 51
      12.1.  Successors and Assigns ..................................    51
      12.2.  Participations ..........................................    52
             12.2.1. Permitted Participants; Effect ..................    52
             12.2.2. Voting Rights ...................................    52
             12.2.3. Benefit of Setoff ...............................    52
      12.3.  Assignments .............................................    52
             12.3.1. Permitted Assignments ...........................    52
             12.3.2. Effect; Effective Date ..........................    53
      12.4.  Dissemination of Information ............................    53
      12.5.  Tax Treatment ...........................................    53

ARTICLE XIII - NOTICES ...............................................    54
      13.1.  Giving Notice ...........................................    54
      13.2.  Change of Address .......................................    54

ARTICLE XIV - COUNTERPARTS ...........................................    54

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                             EXHIBITS

EXHIBIT "A-1" - COMMITTED NOTE .......................................    59

EXHIBIT "A-2" - COMPETITIVE BID NOTE .................................    61

EXHIBIT "B" -   COMPETITIVE BID QUOTE REQUEST ........................    63

EXHIBIT "C" -   INVITATION FOR COMPETITIVE BID QUOTES ................    64

EXHIBIT "D" -   COMPETITIVE BID QUOTE ................................    65

EXHIBIT "E" -   FORM OF OPINION ......................................    67

EXHIBIT "F" -   LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION .......    69

EXHIBIT "G" -   COMPLIANCE CERTIFICATE ...............................    70

EXHIBIT "H" -   ASSIGNMENT AGREEMENT .................................    72

EXHIBIT "I" -   SUBSIDIARY GUARANTY ..................................    80


                             SCHEDULES

SCHEDULE "1" - PERCENTAGES ...........................................    86

SCHEDULE "2" - SUBSIDIARIES AND OTHER INVESTMENTS ....................    87

SCHEDULE "3" - INDEBTEDNESS AND LIENS ................................    89

SCHEDULE "4" - EXISTING FACILITY LETTERS OF CREDIT ...................    90
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                                CREDIT AGREEMENT


      This Agreement, dated as of April 4, 1995, is among Waban Inc., the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      As used in this Agreement:

      "Absolute Rate" means, with respect to a Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6.

      "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

      "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.4.

      "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not less than 30 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement, but in no event extending beyond the Termination Date. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

      "Absolute Rate Loan" means a Loan which bears interest at an Absolute
Rate.

      "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.
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      "Active Subsidiary" means a Subsidiary that has total assets of at least
$500,000.

      "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, in the case of Fixed Rate Advances, for the same Interest Period and includes both a Committed Advance and a Competitive Bid Advance.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

      "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

      "Aggregate Available Commitment" means at any time the Aggregate Commitment minus the Facility Letter of Credit Obligations.

      "Aggregate Commitment" means $150,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

      "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

      "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

      "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

      "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate.

      "Alternate Base Rate Loan" means a Loan which bears interest at the Alternate Base Rate.

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      "Applicable Margin" means, at any date of determination thereof with respect to any Eurodollar Committed Advance, the facility fees payable pursuant to Section 2.6.1 and the Facility Letter of Credit Fees, the respective rates per annum for such Eurodollar Committed Advance, facility fees and Facility Letter of Credit Fees calculated in accordance with the terms of Section 2.3.4.

      "Article" means an article of this Agreement unless another document is specifically referenced.

      "Authorized Officer" means any of the Chairman, President, Chief Financial Officer, Treasurer or any Vice President-Finance of the Borrower, acting singly, as such Authorized Officers may be modified from time to time in writing by the Agent and a then existing Authorized Officer of the Borrower.

      "Borrower" means Waban Inc., a Delaware corporation, and its successors and assigns.

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

      "Capital" means, as of any date of determination, the sum of Tangible Net Worth plus Funded Debt plus the outstanding principal amount of Convertible Subordinated Debt.

      "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert (a "group"), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of voting stock of the Borrower.

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      "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "Commitment" means, for each Lender, the obligation of such Lender to make Committed Loans and participate in Facility Letters of Credit equal to its Percentage of the Aggregate Commitment.

      "Committed Advance" means a borrowing hereunder consisting of the aggregate amount of the several Committed Loans made by the Lenders to the Borrower at the same time, of the same Type and, in the case of Eurodollar Committed Advances, for the same Interest Period.

      "Committed Borrowing Notice" is defined in Section 2.3.5.

      "Committed Loan" means a Loan made by a Lender pursuant to Section 2.3.

      "Committed Note" means a promissory note in substantially the form of Exhibit "A-1" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

      "Competitive Bid Acceptance Notice" is defined in Section 2.4.6.

      "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower at the same time, at the same interest basis, and for the same Interest Period.

      "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, as the case may be.

      "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

      "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

      "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "D" hereto completed and delivered by a Lender to the Agent in accordance with Section 2.4.4.

      "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit "B" hereto completed and delivered by the Borrower to the Agent in accordance with Section 2.4.2.

      "Condemnation" is defined in Section 7.8.

      "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract (but does not include any (i) application for a Letter of Credit or (ii) obligation of any Person to pay the purchase price of real estate, subject to the satisfaction of customary conditions precedent, contracted for in the ordinary course of business).

      "Conversion/Continuation Notice" is defined in Section 2.3.6.

      "Convertible Subordinated Debt" means that certain $108,600,000 of 6.5% Convertible Subordinated Debentures Due 2002 issued pursuant to an Indenture, dated as of July 1, 1992, between the Borrower, as issuer and Bank of America Illinois (f/k/a Continental Bank, National Association), as Trustee.

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

      "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

      "Current Maturities" means, as of any date of determination, the sum of all amounts which were due and payable within 12 months prior to such date with respect to any Indebtedness with an original term in excess of one year (it being understood that Indebtedness under this Agreement shall not be included), all determined on a consolidated basis for the Borrower and its Subsidiaries.

      "Default" means an event described in Article VII.

      "EBITR" means, for any period, earnings before interest expense, income taxes and Rentals, all determined on a consolidated basis for the Borrower and its Subsidiaries.

      "Effective Date" is defined in Section 4.1.

      "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

      "Eurodollar Advance" means a Eurodollar Committed Advance or a Eurodollar Bid Rate Advance, as applicable.

      "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.4.

      "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan, or, in the case of a Eurodollar Bid Rate Advance, the amount of the Eurodollar Bid Rate Advance requested by the Borrower, and having a maturity approximately equal to such Eurodollar Interest Period.

      "Eurodollar Bid Rate" means, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of
(i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6.

      "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

      "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.

      "Eurodollar Committed Advance" means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.3.

      "Eurodollar Committed Loan" means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.3.

      "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

      "Eurodollar Loan" means a Eurodollar Committed Loan or a Eurodollar Bid Rate Loan, as applicable.

      "Eurodollar Rate" means, with respect to a Eurodollar Committed Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin plus (iii) at any time that, and so long as, the outstanding Advances exceed 50% of the Aggregate Commitment, .10% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

      "Extension Date" is defined in Section 2.17.

      "Extension Request" is defined in Section 2.17.

      "Facility Letter of Credit" means an irrevocable standby Letter of Credit issued by (i) The First National Bank of Boston prior to the date hereof and listed on Schedule "4" hereto or (ii) an Issuing Bank pursuant to Section 3.1.

      "Facility Letter of Credit Fee" is defined in Section 3.8.

      "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

      "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

      "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

      "Fixed Charge Coverage Ratio" means a ratio of (i) EBITR for such fiscal quarter and the three immediately preceding fiscal quarters to (ii) the sum of interest expense and Rentals for such fiscal quarter and the three immediately preceding fiscal quarters plus Current Maturities as of the end of such fiscal quarter, all determined on a consolidated basis for the Borrower and its Subsidiaries.

      "Fixed Rate" means the Eurodollar Rate, the Eurodollar Bid Rate or the Absolute Rate.

      "Fixed Rate Advance" means an Advance which bears interest at a Fixed
Rate.

      "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

      "Funded Debt" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) the outstanding principal amount of all Indebtedness plus (ii) the product of eight (8) times Rentals (for the twelve (12) months prior to the date of determination) minus
(iii) the outstanding principal amount of Convertible Subordinated Debt.

      "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under Rate Hedging Obligations, (vii) unreimbursed draws under Letters of Credit and (viii) Contingent Obligations.

      "Interest Period" means a Eurodollar Interest Period or an Absolute Rate Interest Period.

      "Investment" of a Person means any loan, advance (other than advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

      "Investment Subsidiary" means Natick Security Corp., a Massachusetts corporation and a Wholly-Owned Subsidiary of the Borrower, and its successors.

      "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "C" hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.4.3.

      "Issuance Date" is defined in Section 3.4(a).

      "Issuance Notice" is defined in Section 3.4(c).

      "Issuing Bank" means, with respect to each Facility Letter of Credit, First Chicago or such other Lender selected by the Borrower to issue such Facility Letter of Credit so long as such other Lender consents to act in such capacity.

      "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

      "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

      "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

      "Letter of Credit Request" is defined in Section 3.4(a).

      "Level I Status" is defined in Section 2.3.4.

      "Level II Status" is defined in Section 2.3.4.

      "Level III Status" is defined in Section 2.3.4.

      "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

      "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

      "Loan Documents" means this Agreement, the Notes and the Facility Letters of Credit.

      "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

      "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

      "Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles; provided, however, that to the extent reported as a separate item on the Borrower's financial statements delivered pursuant to Section 6.1, there shall be excluded (i) the income (or loss) of any Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower, or any of its Subsidiaries by such Affiliate or other Person during such period and (ii) the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries.

      "Net Worth" means the aggregate amount of shareholders equity as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

      "Notes" means, collectively, the Competitive Bid Notes and the Committed Notes; and "Note" means any one of the Notes.

      "Notice of Assignment" is defined in Section 12.3.2.

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

      "Operating Subsidiaries" means HomeClub, Inc. of Texas, a Delaware corporation, HomeClub, Inc., a Nevada corporation, and any other Wholly-Owned Subsidiary of the Borrower formed after the date hereof for the purpose of owning and operating retail stores in states in which the Borrower has determined that there are tax advantages to operating retail stores in such state through a Wholly-Owned Subsidiary.

      "Participants" is defined in Section 12.2.1.

      "Payment Date" means the last day of each March, June, September and December.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Percentage" means, for each Lender the percentage set forth opposite its name on Schedule "1" attached hereto, as such percentage (and such schedule) may be modified from time to time pursuant to the terms hereof, including but not limited to the provisions of Section 12.3.2.

      "Permitted Investments" means Investments in any of the following:

           (i) Short-term obligations of, or fully guaranteed by, the United States of America;

           (ii) Commercial paper rated A-2 or better by Standard and Poor's Corporation or P-2 or better by Moody's Investors Service, Inc. and securities commonly known as "short-term bank notes" issued by any Lender denominated in United States dollars which at the time of purchase have been rated and the ratings for which are not less than P-2 if rated by Moody's Investors Services, Inc., and not less than A-2 if rated by Standard and Poor's Corporation;

           (iii) Demand deposit accounts maintained in the ordinary course of business;

           (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

           (v) Tax-free government securities rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. and government securities mutual funds which have a weighted average life of less than two (2) years;

           (vi) Corporate debt securities rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. that mature within two (2) years from the date the Investment is made by the Borrower or any of its Subsidiaries;

           (vii) Collateralized mortgage obligations rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. with an average life less than two (2) years; provided that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $50,000,000;

           (viii) Money market preferred stock investments rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc.; provided that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $50,000,000;

           (ix) Repurchase agreements relating to a security which is rated "A" or better as rated by Standard and Poor's Corporation or Moody's Investors Service, Inc. that mature within two (2) years from the date the Investment is made by the Borrower or any of its Subsidiaries; provided that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $50,000,000; and

           (x) Tax free government securities rated "SP2" or better by Standard and Poor's Corporation or "MIG2" or better by Moody's Investors Service, Inc. with an average life of less than two (2) years; provided, that after giving effect to any such Investment, the aggregate cost of all such Investments does not exceed $50,000,000.

      "Person" means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

      "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

      "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

      "Purchasers" is defined in Section 12.3.1.

      "Rate Hedging Agreements" of a Person means (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under Rate Hedging Agreements.

      "Real Estate Subsidiary" means any Wholly-Owned Subsidiary of the Borrower now existing or formed after the date hereof for the purpose of purchasing, developing and/or carrying real estate and which conducts no business other than that which is incidental to purchasing, developing and/or carrying real estate.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

      "Reimbursement Obligations" means, at any time, the aggregate of the obligations of the Borrower to the Lenders, the Issuing Banks and the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Banks and the Agent under or in respect of the Facility Letters of Credit.

      "Rentals" means all rental expense of the Borrower and its Subsidiaries paid under operating leases.

      "Reorganization" means a transaction or a series of related transactions which would consist of a one time transfer by the Borrower of substantially all of its assets to one or more Wholly-Owned Subsidiaries, divided among such Wholly-Owned Subsidiaries on the same basis as the Borrower's divisions are then comprised.

      "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

      "Required Lenders" means Lenders whose Commitments, in the aggregate, are equal to at least 60% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 60% of the sum of (i) the aggregate unpaid principal amount of the outstanding Advances plus (ii) the Facility Letter of Credit Obligations.

      "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

      "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

      "Senior Subordinated Debt" means that certain $100,000,000 of 11% Senior Subordinated Notes due May 15, 2004 issued pursuant to an Indenture, dated as of May 11, 1994, between the Borrower, as Issuer and The First National Bank of Boston, as Trustee.

      "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

      "Status" means, at any date of determination thereof, whichever of Level I Status, Level II Status or Level III Status exists at such date.

      "Subordinated Indebtedness" means the Convertible Subordinated Debt and the Senior Subordinated Debt.

      "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled or of which such Person, directly or indirectly, is the general partner. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

      "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

      "Tangible Net Worth" means Net Worth minus Intangible Assets. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining Net Worth) of (i) all write-ups (other than write-ups resulting from foreign currency translations) subsequent to January 28, 1995 in the book value of any asset owned by the Borrower or a consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

      "Termination Date" means March 30, 1998, as the same may be extended pursuant to Section 2.17, or such earlier date on which the Agreement is terminated by the parties hereto.

      "Trademark Subsidiaries" means Natick Corporation, a Delaware corporation, Fullerton Corporation, a Delaware corporation, and any other Wholly-Owned Subsidiary of the Borrower formed after the date hereof for the purpose of owning trademarks and/or other intellectual property and whose income is primarily derived from royalties received from the Borrower and its Subsidiaries for the use of such trademarks and/or other intellectual property.

      "Transferee" is defined in Section 12.4.

      "Type" means, with respect to any Loan or Advance, its nature as an Alternate Base Rate Advance or Loan, Eurodollar Committed Advance or Loan, Eurodollar Bid Rate Advance or Loan or Absolute Rate Advance or Loan.

      "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

      "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than director qualifying shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

      The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                            ARTICLE II

                            THE CREDITS



      2.1. Description of Facility. Upon the terms and subject to the conditions set forth in this Credit Agreement, the Lenders hereby grant to the Borrower a revolving credit facility pursuant to which: (i) each Lender severally agrees to make Committed Loans to the Borrower in accordance with Section 2.3; and (ii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.4; provided that in no event may the aggregate principal amount of all outstanding Advances exceed the Aggregate Available Commitment.

      2.2. Availability of Facility. Subject to all of the terms and conditions of this Agreement, the facility is available from the date of this Agreement to the Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Termination Date.

       2.3. Committed Advances.

           2.3.1. Commitment. From and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Committed Advance used to repay any outstanding Reimbursement Obligations) an amount equal to such Lender's Percentage of the Aggregate Available Commitment. The Commitments to lend hereunder shall expire on the Termination Date.

           2.3.2. Ratable Loans; Types of Advances. Each Committed Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Committed Advances may be Alternate Base Rate Advances or Eurodollar Committed Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.3.5 and 2.3.6; provided, however, that there shall not be more than six Eurodollar Committed Advances outstanding at any one time. Committed Advances shall be evidenced by the Committed Notes.

           2.3.3. Minimum Amount of Each Committed Advance.Each Committed Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Available Commitment.

           2.3.4. Applicable Margin. The Applicable Margin set forth below with respect to each Eurodollar Committed Advance and for facility fees and Facility Letter of Credit Fees payable hereunder, shall be subject to adjustment (upwards or downwards, as appropriate) based on the Borrower's Status as at the end of each fiscal quarter in accordance with the table set forth below. The Borrower's Status as at the last day of each fiscal quarter shall be determined from the then most recent annual or quarterly financial statements of the Borrower delivered with the compliance certificate required pursuant to Section 6.1(iii) (collectively, the "Financials"). The adjustment, if any, to the Applicable Margin shall take place on, and be effective from and after, the fifth Business Day following the date on which the Agent has received the Financials. In the event that the Borrower shall at any time fail to furnish to the Lenders the Financials within the time limitations specified by Section 6.1, then the Borrower's Status shall be Level III Status from the date of such failure until five Business Days after such Financials are so delivered. Notwithstanding anything to the contrary contained herein, the Borrower's Status as of the Effective Date shall be determined based on the compliance certificate delivered pursuant to Section 4.1.

Applicable Margin  Level I Status  Level II Status  Level III Status

Eurodollar Rate    .40%             .45%            .525%

Facility Letter
 of Credit Fee     .40%             .45%            .525%

Facility Fee       .15%             .20%            .225%

For purposes of this Agreement, the Borrower's Status will be determined based on the following definitions:

      "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, the Fixed Charge Coverage Ratio is greater than 1.80 to 1.0.

      "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the Financials, (i) the requirements necessary to achieve Level I Status shall not have been satisfied and (ii) the Fixed Charge Coverage Ratio is greater than 1.65 to 1.0.

      "Level III Status" exists at any date if the requirements necessary to achieve Level I Status or Level II Status shall not have been satisfied.

           2.3.5. Method of Selecting Types and Interest Periods for New Committed Advances. The Borrower shall select the Type of Committed Advance, and in the case of each Eurodollar Committed Advance the Interest Period applicable thereto, for each such Committed Advance. The Borrower shall give the Agent irrevocable notice (a "Committed Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date for each Alternate Base Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Committed Advance, specifying:

       (i) the Borrowing Date, which shall be a Business Day, of such Committed Advance,

       (ii)   the aggregate amount of such Committed Advance,

       (iii)  the Type of Committed Advance selected, and

       (iv) in the case of each Eurodollar Committed Advance, the Interest Period applicable thereto.

           2.3.6. Conversion and Continuation of Outstanding Committed Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Committed Advances. Each Eurodollar Committed Advance shall continue as a Eurodollar Committed Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Committed Advance shall be automatically converted into an Alternate Base Rate Advance unless such Eurodollar Committed Advance is paid by the Borrower or the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Committed Advance continue as a Eurodollar Committed Advance for the same or another Interest Period. Subject to the terms of Section 2.3.3, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Committed Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Alternate Base Rate Advance or continuation of a Eurodollar Committed Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

        (i) the requested date, which shall be a Business Day, of such conversion or continuation;

       (ii) the aggregate amount and Type of the Committed Advance which is to be converted or continued; and

      (iii) the amount and Type(s) of Committed Advance(s) into which such Committed Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Committed Advance, the duration of the Interest Period applicable thereto.

          2.4. Competitive Bid Advances.

           2.4.1. Competitive Bid Option; Repayment of Competitive Bid Advances. In addition to Committed Advances pursuant to Section 2.3, but subject to all of the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1 as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Borrower may, as set forth in this
Section 2.4, request the Lenders, prior to the Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.4. No Lender shall at any time be liable for the Competitive Bid Loans of any other Lender made hereunder. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto.

           2.4.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.4, the Borrower shall transmit to the Agent by telecopy a Competitive Bid Quote Request so as to be received no later than (x) 10:00 a.m., Chicago time, at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (y) 9:00 a.m., Chicago time, at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying in accordance with all of the terms of this Credit Agreement:

        (i)   the proposed Borrowing Date for the proposed Competitive Bid
              Advance;

       (ii)   the aggregate principal amount of such Competitive Bid Advance;

      (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both; and

       (iv)   the Interest Period applicable thereto.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "B" hereto shall be rejected, and the Agent shall promptly notify the Borrower of such rejection by telecopy.

           2.4.3. Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.4.2, the Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.4.

           2.4.4. Submission and Contents of Competitive Bid Quotes.

           (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.4.4 and must be submitted to the Agent by telecopy at its offices specified in or pursuant to Article XIII not later than (i) (A) 12:45 p.m., Chicago time, in the case of First Chicago and
(B) 1:00 p.m., Chicago time, in the case of each other Lender, at least four Business Days prior to the proposed Borrowing Date in the case of a Eurodollar Auction, or (ii) (A) 8:45 a.m., Chicago time, in the case of First Chicago and
(B) 9:00 a.m., Chicago time, in the case of each other Lender, on the proposed Borrowing Date in the case of an Absolute Rate Auction (or, in any such case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Agent may agree; provided that First Chicago shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

           (b) Each Competitive Bid Quote shall in any case specify: (i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes; (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, (1) which principal amount may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the unutilized Aggregate Available Commitment, (2) which principal amount must be at least $5,000,000 and in integral multiples of $1,000,000, and (3) which principal amount may not exceed the principal amount of Competitive Bid Loans for which offers were requested; (iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan; (iv) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower; (v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; (vi) the applicable Interest Period; and (vii) the identity of the quoting Lender.

           (c) The Agent shall reject any Competitive Bid Quote that: (i) is not substantially in the form of Exhibit "D" hereto or does not specify all of the information required by Section 2.4.4(b); (ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit "D" hereto; (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or (iv) arrives after the time set forth in Section 2.4.4(a).

           (d) If any Competitive Bid Quote shall be rejected pursuant to
Section 2.4.4(c), then the Agent shall notify the Borrower and the relevant Lender of such rejection as soon as practicable.

           2.4.5. Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.4.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.4.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

           2.4.6. Acceptance and Notice by Borrower. Subject to the receipt of the notice from the Agent referred to in Section 2.4.5, not later than (i) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of the Borrower's acceptance or rejection of the offers so notified to it pursuant to Section 2.4.5; provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection by the Borrower of all such offers. In the case of acceptance, such notice (a "Competitive Bid Acceptance Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.4.4(b)(iv)); provided that:

           (i) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

           (ii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

           (iii) the Borrower may not accept any offer of the type described in
     Section 2.4.4(c) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement.

           2.4.7. Allocation by the Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) on the same Business Day in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Acceptance Notice and the aggregate principal amount of each Competitive Bid Advance allocated to each participating Lender.

           2.5. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, not later than 1:00 p.m., Chicago time, in funds immediately available to the Agent, in Chicago, Illinois at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the

Borrower at the Agent's aforesaid address. Notwithstanding the foregoing provisions of this Section 2.5, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

        2.6. Fees.In addition to the Facility Letter of Credit Fees and issuance fees identified in Section 3.8, the Borrower agrees to pay the following fees:

           2.6.1. Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period from the date hereof to and including the Termination Date, a facility fee equal to the product of (i) such Lender's Commitment times (ii) the percentage indicated as the Applicable Margin for the facility fee, payable on each Payment Date hereafter, on the Termination Date and on the effective date of any termination of the obligations of the Lenders to make Loans and participate in Facility Letters of Credit hereunder.

           2.6.2. Upfront Fee. The Borrower agrees to pay to the Agent, for the account of Lenders, an upfront fee on the Effective Date equal to .05% of the Aggregate Commitment (to be shared among the Lenders in accordance with their Percentages).

           2.6.3. Agent Fees. The Borrower agrees to pay certain fees to the Agent on the dates and in the amounts set forth in that certain fee letter between the Borrower and the Agent dated February 1, 1995, as it may be amended from time to time.

          2.7. Reductions in Aggregate Commitment; Principal Payments.

           2.7.1. Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $10,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the Facility Letter of Credit Obligations.

           2.7.2. Principal Payments.

           (i) Optional Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon one Business Day's prior notice to the Agent. A Eurodollar Committed Advance may be paid in full by the Borrower upon three Business Days' prior written notice to the Agent; provided that the Borrower compensates the Lenders as required pursuant to

      Section 2.18.4. A Fixed Rate Advance, other than a Eurodollar Committed Advance (as described above), may not be paid prior to the last day of the applicable Interest Period.

           (ii) Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

      2.8. Changes in Interest Rate, etc.Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Committed Advance into an Alternate Base Rate Advance pursuant to Section 2.3.6 to but excluding the date it becomes due or is converted into a Eurodollar Committed Advance pursuant to Section 2.3.6 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Termination Date.

      2.9. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.3.5 or 2.3.6, during the continuance of a Default or Unmatured Default no Advance may be made as, converted into or continued as a Eurodollar Committed Advance unless otherwise consented to by the Required Lenders. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and
(ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate otherwise applicable to the Alternate Base Rate Advance plus 2% per annum. While any such declaration is in effect, interest shall be payable in accordance with Section 2.12 and on demand.

      2.10. Method of Payment.All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

      2.11. Notes; Telephonic Notices.Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Notes; provided, however, that the failure to so record shall not affect the Borrower's obligations under such Notes. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds, and authorizes the Issuing Bank to issue Facility Letters of Credit, based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

      2.12. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Committed Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon(local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.13. Notification by Agent.Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Committed Borrowing Notice, Competitive Bid Acceptance Notice, Conversion/Continuation Notice, Letter of Credit Request, Issuance Notice and repayment notice received by it hereunder. The Agent will notify each Lender affected thereby of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.14. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.15. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Committed Loan or its share of the unreimbursed amount pursuant to
Section 3.6(b) or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.16. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

      2.17. Extension of Termination Date. The Borrower may request a one year extension of the Termination Date by submitting a request for an extension to the Agent (an "Extension

Request") no more than 60 days prior to each May 31 (other than in 1995 or the year in which the then existing Termination Date falls). The Borrower may submit up to two Extension Requests pursuant to this Section 2.17. The Extension Request must specify the date (which must be at least 30 days after the Extension Request is delivered to the Agent) as of which the Lenders must respond to the Extension Request (the "Extension Date"). Promptly upon receipt of an Extension Request, the Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Extension Date. Any consent delivered by a Lender to the Agent prior to the Extension Date may be revoked prior to the Extension Date by the Lender giving written notice of such revocation to the Agent before the Extension Date. If the consent of each of the Lenders is received by the Agent and remains in effect on the Extension Date, the Termination Date shall automatically be deemed to have been extended by one year and the Agent shall promptly notify the Borrower and each Lender of the new Termination Date.

      2.18. Change in Circumstances.

      2.18.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

       (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

      (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding, issuing, participating in or maintaining loans or letters of credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans or letters of credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held, letters of credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit, and its Commitment; provided, however, that the Borrower shall not be liable for any such increased expense incurred or reduction in an amount received which arose with respect to any period of time more than 120 days prior to the date that such Lender makes demand therefor.

           2.18.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit, or its obligation to make Loans, participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or
(ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

           2.18.3. Availability of Types of Advances. If any Lender determines that maintenance of any of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Eurodollar Advances are not available, the Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Eurodollar Advance of such Type, then, if for any reason whatsoever the provisions of Section 2.18.1 are inapplicable, the Agent shall suspend the availability of the affected Type of Advance with respect to any Eurodollar Advances made after the date of any such determination.

           2.18.4. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

           2.18.5. Mitigation of Additional Costs; Replacement of Lenders. If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

       (i) an increase in the liability of the Borrower to such Lender under
           Section 2.18.1 or 2.18.2,


      (ii) the unavailability of a Type of Committed Advance under Section 2.18.3, or

     (iii) a Lender being incapable of receiving payments without deduction or withholding of United States federal income tax;

then, without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under any of the Sections referred to above in this
Section 2.18.5, such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof and such Lender shall, in consultation with the Agent and the Borrower and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the Borrower to mitigate the effect of the circumstances in question or if a Lender has refused to consent to an Extension Request or the Borrower's request to permit the Reorganization pursuant to Section 6.13, such Lender shall be obliged, at the request of the Borrower, to assign all its rights and obligations hereunder to another Person nominated by the Borrower with the approval of the Agent (which shall not be unreasonably withheld) and willing to participate in the facility in place of such Lender; provided that such Person satisfies all of the requirements of this Agreement including, but not limited to, providing the forms required by Sections 2.16 and 12.3.2. Notwithstanding any such assignment, the obligations of the Borrower under Sections 2.18.1, 2.18.2 and 9.7 shall survive any such assignment and be enforceable by such Lender.

           2.18.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 2.18.1, 2.18.2 or 2.18.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.18.1, 2.18.2 and 2.18.4 shall survive payment of the Obligations and termination of this Agreement.

                            ARTICLE III

                 THE LETTER OF CREDIT SUBFACILITY


      3.1. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such of the Issuing Bank's branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period, commencing on the Effective Date and ending on the Business Day prior to the Termination Date.

      3.2. Types and Amounts. The issuance of a Facility Letter of Credit shall be subject to the following conditions:

           (a) the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon such Issuing Bank;

           (b) after giving effect thereto, the sum of (a) the aggregate unpaid principal balance of the Advances plus (b) the Facility Letter of Credit Obligations do not exceed the Aggregate Commitment as then in effect;

           (c) it does not have an expiration date after the Termination Date;

           (d) it does not have an expiration date more than twelve (12) months after the date of its issuance or extension; or

           (e) the Facility Letter of Credit Obligations, after giving effect to any Facility Letter of Credit requested hereunder, do not exceed $20,000,000.

      3.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 4.2, the obligation of an Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

           (a) the Borrower shall have delivered to such Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

           (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to that Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over that Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

           (c) the Issuing Bank and the Borrower having agreed on the fee referred to in Section 3.8(b).

      3.4. Procedure for Issuance of Facility Letters of Credit.

           (a) The Borrower shall give the Issuing Bank and the Agent at least two (2) Business Days' prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a "Letter of Credit Request") (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an Authorized Officer); such notice shall be irrevocable and shall specify:

      (1) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $500,000);

      (2) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the "Issuance Date");

      (3) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the earlier of the

           Termination Date and a date which is twelve (12) months after the Issuance Date);

      (4) the name of the Issuing Bank chosen by the Borrower as the issuer of the requested Facility Letter of Credit;

      (5) the purpose for which such Facility Letter of Credit is to be issued; and

      (6) the Person for whose benefit the requested Facility Letter of Credit is to be issued.

At the time such request is made, the Borrower shall also provide the Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by such Issuing Bank and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 3.4(a).

           (b) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank's usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.6(a) or
(iii) written or telephonic notice from the Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.

           (c) Each Issuing Bank shall give the Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the "Issuance Notice").

           (d) An Issuing Bank shall not extend or amend any Facility Letter of Credit or allow any Facility Letter of Credit to be automatically extended unless the requirements of this Agreement are met as though a new Facility Letter of Credit was being requested and issued.

      3.5. Reimbursement Obligations; Duties of Issuing Banks.

           (a) (i) Each Issuing Bank shall promptly notify the Borrower and the Agent of any draw under a Facility Letter of Credit and the Borrower shall reimburse such Issuing Bank in accordance with Section 3.7; and (ii) any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit until payment in full is received by the pertinent

Issuing Bank at (A) the Alternate Base Rate until the next succeeding Business Day and (B) the Default interest rate for Alternate Base Rate Advances calculated in accordance with Section 2.9 for each day thereafter.

           (b) Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put that Issuing Bank under any resulting liability to any Lender or, assuming that such Issuing Bank has complied with the procedures specified in Section 3.4, all conditions to the issuance of a Facility Letter of Credit have been satisfied and such Lender has not given a notice contemplated by Section 3.6(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to that Issuing Bank. In determining whether to pay under any Facility Letter of Credit, an Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face, with the requirements of such Letter of Credit.

      3.6. Participation.

           (a) Immediately upon (i) the Effective Date for those Facility Letters of Credit issued prior to such date and (ii) issuance by an Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in
Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to its Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by any Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this
Section 3.6 if (A) such Letter of Credit has an expiration date which is after the Termination Date or (B) such Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions to the issuance of a Facility Letter of Credit is not then satisfied, and, in the event an Issuing Bank receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or it receives a notice from the Agent that such condition has been effectively waived in accordance with the provisions of this Agreement.

           (b) In the event that any Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuing Bank pursuant to Section 3.7 hereof, such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Lender's Percentage of the unreimbursed amount of such payment, and the Agent shall promptly pay such amount to the Issuing Bank. The failure of any Lender to make available to the Agent for the account of any Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

           (c) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

           (d) Upon the request of the Agent or any Lender, an Issuing Bank shall furnish to such Agent or Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Agent or Lender.

           (e) The obligations of a Lender to make payments to the Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

      3.7. Payment of Reimbursement Obligations.

           (a) The Borrower agrees to pay to each Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Facility Letter of Credit immediately when due (and in any event shall reimburse an Issuing Bank for drawings under a Facility Letter of Credit issued by it no later than the next succeeding Business Day after the payment by that Issuing Bank), irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

         (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

        (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

         (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (v)   the occurrence of any Default or Unmatured Default.

           (b) In the event any payment by the Borrower or any Subsidiary received by an Issuing Bank with respect to a Facility Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from that Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by that Issuing Bank, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by that Issuing Bank upon the amount required to be repaid by it.

      3.8. Compensation for Facility Letters of Credit.

           (a) The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Percentages, a fee (the "Facility Letter of Credit Fee") with respect to each Facility Letter of Credit, in an amount equal to the product of the average daily undrawn amount of such Facility Letter of Credit times the percentage indicated as the Applicable Margin for the Facility Letter of Credit Fee, for the period from the Issuance Date thereof to but including the final expiration date thereof. The Facility Letter of Credit Fee shall be due and payable in arrears on each Payment Date and, to the extent any such fees are then due and unpaid, on the Termination Date. The Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.

           (b) Each Issuing Bank shall have the right to receive solely for its own account such amounts as it and the Borrower may agree, in writing, to pay to such Issuing Bank with respect to issuance fees for any Facility Letter of Credit. In addition, each Issuing Bank shall be entitled to receive its reasonable out-of-pocket costs of issuing and servicing Facility Letters of Credit.

                            ARTICLE IV

                       CONDITIONS PRECEDENT


      4.1. Initial Advance. The Lenders shall not be required to make the initial Advance and, if the initial advance shall not have been made, an Issuing Bank shall not be obligated to issue any Facility Letter of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders the following items (and the date upon which all such items shall have been so furnished is referred to as the "Effective Date"):

      (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

      (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

      (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings and request Facility Letters of Credit hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

      (iv) A completed compliance certificate, in substantially the form of Exhibit "G" attached hereto, signed by the chief financial officer of the Borrower and dated as of the Effective Date.

      (v) A written opinion or opinions of the Borrower's counsel, addressed to the Lenders covering in substance those items contained in Exhibit "E" hereto.

      (vi)   Notes payable to the order of each of the Lenders.

      (vii)  Fully executed originals of this Agreement.

      (viii) Written money transfer instructions, in substantially the form of Exhibit "F" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

      (ix) Payment of all fees described in Section 2.6, which are required to be paid on the Effective Date.

      (x) Such other documents as any Lender or its counsel may have reasonably requested.

      4.2. Each Advance or Issuance of a Facility Letter of Credit. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and an Issuing Bank shall not be obligated to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date:

      (i)    There exists no Default or Unmatured Default.

      (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date or Issuance Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date (other than the representation and warranty made under Section 5.4, which shall be deemed to refer to the most recent annual audited financial statements furnished to the Lenders pursuant to Section 6.1(i) hereof).

      (iii) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be satisfactory to the Lenders and their counsel.

      Each Borrowing Notice with respect to each such Advance and each Letter of Credit Request with respect to each Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender or Issuing Bank may require a duly completed compliance certificate in substantially the form of Exhibit "G" hereto as a condition to making an Advance or issuing a Facility Letter of Credit.

                             ARTICLE V

                  REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Lenders that:

      5.1. Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have such requisite authority would not have a Material Adverse Effect.

      5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

      5.4. Financial Statements. The January 29, 1994 and the draft January 28, 1995 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

      5.5. Material Adverse Change. Since January 28, 1995, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

      5.6. Taxes.The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended January 25, 1992, for which no tax liens have been filed and no claims are being asserted. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. Except as disclosed to the Lenders in writing prior to the Effective Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

      5.8. Subsidiaries. As of the date of this Agreement, Schedule "2" hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. There are no Unfunded Liabilities for any Single Employer Plans. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan for which the Borrower or other member of the Controlled Group has any Unfunded Liability.

      5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

      5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

      5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or
(ii) any agreement or instrument evidencing or governing Indebtedness.

      5.13. Compliance With Laws.The Borrower and its Subsidiaries have complied in all material respects with all applicable material statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

      5.14. Ownership of Properties. Except as set forth on Schedule "3" hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it.

      5.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      5.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      5.17. Other Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness. The Obligations shall rank at least pari passu in right of payment and security and in all other respects with all other unsubordinated Indebtedness, except, as it relates to security, for the Liens permitted by Section 6.16.

      5.18. Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $2,000,000.

      5.19. Insurance. The property and casualty insurance program carried by the Borrower is adequate for its business needs.


                            ARTICLE VI

                             COVENANTS


      During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

      (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

      (ii) Within 50 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

      (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "G" hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

      (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

      (v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

      (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of clause (a) or (b), could reasonably be expected to have a Material Adverse Effect.

      (vii) As soon as available, but in any event on or before the last day of the first fiscal quarter of each fiscal year of the Borrower, a copy of the plan and forecast (including a one year projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

      (viii) For any fiscal quarter during which the Borrower has created a new Subsidiary or terminated the existence of any existing Subsidiary as may be permitted hereunder, together with the financial statements required hereunder covering such period, a certificate signed by an Authorized Officer attaching a revised Schedule "2" which modifies the list of Subsidiaries contained therein to show any such additions and deletions (which revised Schedule shall replace the old Schedule and shall be deemed to have become part of the Agreement), the delivery of which shall be deemed to be a representation and warranty of the Borrower as to the accuracy of such revised Schedule.

      (ix) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

      (x) Promptly upon the filing thereof, copies (excluding exhibits) of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

      (xi) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

      6.2. Use of Proceeds.The Borrower will use the Facility Letters of Credit and the proceeds of the Advances for general corporate purposes and to repay outstanding Advances and Reimbursement Obligations. The Borrower will not, nor will it permit any Subsidiary to, use any of the Facility Letters of Credit or the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U), except that the Borrower may repurchase shares of its common stock in a so-called open market purchase program or similar transaction to the extent permitted hereunder.

      6.3. Notice of Default.The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Active Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to conduct business, remain incorporated or have such requisite authority would not have a Material Adverse Effect.

      6.5. Taxes.The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies (and/or through a self insurance program) insurance on all their Property in such amounts (and/or with such reserves) and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property which is used or useful in the business of the Borrower or any of its Subsidiaries in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each

Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

      6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary and (ii) the Borrower may (a) purchase or otherwise acquire shares of its capital stock with the proceeds received from the issue of new shares of its capital stock, (b) repurchase for cash shares of common stock issued under the Borrower's 1989 Stock Incentive Plan or the 1995 Director Stock Option Plan, as from time to time in effect, provided that the aggregate amount of repurchases permitted by this clause shall not exceed $2,000,000, (c) so long as prior to and after giving effect thereto no Default or Unmatured Default shall exist, repurchase shares of its common stock in a so-called open market purchase program or similar transaction and (d) so long as prior to and after giving effect thereto no Default or Unmatured Default shall exist, declare and pay dividends on shares of its outstanding common stock in any fiscal year commencing with the Borrower's 1995 fiscal year not exceeding in the aggregate twenty-five percent (25%) of Net Income for the immediately preceding fiscal year.

      6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

      (i)    The Loans and the Reimbursement Obligations.

      (ii) Indebtedness existing on the date hereof and described in Schedule "3" hereto.

      (iii) Contingent Obligations (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) to purchase real property from another Person or guaranties incurred in the ordinary course of business in connection with the purchase or lease of stores or distribution centers, provided that (A) not less than eighty percent (80%) of the total square footage of each such store or distribution center so purchased or leased shall be utilized by the Borrower and its Subsidiaries and (B) the aggregate amount of such Contingent Obligations pursuant to this clause (b) at any time outstanding shall not exceed $50,000,000 and (c) consisting of guaranties incurred by the Borrower to support operating leases and/or Indebtedness incurred by any Subsidiary permitted by Section 6.11 (vii) or (viii).

      (iv)   Subordinated Indebtedness.

      (v) Bankers' acceptances utilized in the ordinary course of business to purchase inventory.

      (vi) Indebtedness of one or more special purpose Wholly-Owned Subsidiaries in connection with a transfer by the Borrower or a Wholly-Owned Subsidiary of interests in accounts or notes receivable on a limited recourse basis, provided that (a) such transfer qualifies as a sale under generally accepted accounting principles and (b) any such Indebtedness, at any time outstanding, does not exceed $100,000,000 in the aggregate.

      (vii) Capitalized Leases entered into by the Borrower or any Real Estate Subsidiary not to exceed, at any time outstanding, $100,000,000 in the aggregate.

      (viii) Indebtedness, at any time outstanding, of the Borrower or any Real Estate Subsidiary incurred in the ordinary course of business in connection with real property not to exceed $200,000,000 in the aggregate.

      (ix) Indebtedness of the Operating Subsidiaries to the Borrower in an aggregate amount not to exceed ten percent (10%) of the Borrower's consolidated assets.

      (x) So long as (i) the sum of (a) the aggregate unpaid principal balance of the Advances plus (b) the Facility Letter of Credit Obligations is less than (ii) $50,000,000, Indebtedness of the Investment Subsidiary owed to the Borrower.

      (xi) Indebtedness incurred by the Borrower and owed to any Subsidiary (other than a Trademark Subsidiary).

      (xii) Indebtedness owed to the Trademark Subsidiaries; provided, that the aggregate amount of such Indebtedness does not exceed the cumulative royalties earned by the Trademark Subsidiaries.

      (xiii) Additional Indebtedness, at any time outstanding, not to exceed $125,000,000 in the aggregate; provided that no more than $50,000,000 of such Indebtedness may be incurred by or exist at the Borrower's Subsidiaries.

      6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

      (i) a Subsidiary may merge with and into the Borrower or a Wholly-Owned Subsidiary;

      (ii) the Borrower may merge or consolidate with any Person which is in a business related to the Borrower's business; and

      (iii) any Subsidiary of the Borrower may merge or consolidate with or into another Person in a transaction constituting (A) a disposition of assets by the Borrower so long as such disposition is permitted by Section 6.13 hereof or
             (B) an Acquisition so long as such Acquisition is permitted by
             Section 6.15,

provided that in each such case, (a) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default or Unmatured Default and, (b) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation.

      6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

      (i) for sales of inventory and obsolete, worn out or no longer useful equipment in the ordinary course of business;

      (ii) that (A) any Subsidiary may sell, lease or otherwise dispose of assets to any other Subsidiary or to the Borrower and (B) the Borrower may transfer liquor licenses owned by the Borrower or other permits obtained by the Borrower and used in the operation of any of the stores to any such Subsidiary;

      (iii) for any transfer of an interest in accounts or notes receivable on a limited recourse basis, provided that such transfer qualifies as a sale under generally accepted accounting principles;

      (iv) for leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions permitted under clauses (i), (ii) and (iii) above) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries;

      (v) pursuant to the Reorganization, provided that the Borrower has received the prior written consent of the Lenders; it being understood that (a) each Lender's decision on whether or not to consent will be conditioned on, among other things, (i) delivery of
             (A) satisfactory pro-forma financial statements, (B) satisfactory guaranties from each of the new Wholly-Owned Subsidiaries, (C) a satisfactory solvency opinion from a nationally recognized appraisal firm with respect to the Borrower and each of the new Wholly- Owned Subsidiaries (after giving effect to its guaranty) and (D) satisfactory opinions of counsel with respect to such guaranties, (ii) to the extent such Wholly-Owned Subsidiaries will be providing guaranties to the holders of the Subordinated Indebtedness, the subordination provisions contained in such guaranties shall be satisfactory to such Lender and its counsel and
             (iii) all legal matters incident to the Reorganization and the giving of guaranties by the new Wholly-Owned

             Subsidiaries being satisfactory to such Lender and its counsel and
             (b) if consent of the Lenders is received, an amendment to this Agreement (modifying the covenants as may be appropriate based on the Reorganization) shall be promptly negotiated and consummated, provided that in each such case, immediately after giving effect thereto, no event shall have occurred and be continuing that constitutes a Default or an Unmatured Default.

      6.14. Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon any Letter of Credit, except for:
(i) Facility Letters of Credit; (ii) other standby Letters of Credit, provided that the aggregate amount of issued but undrawn standby Letters of Credit (which are not Facility Letters of Credit) and all unreimbursed drawings thereunder shall not at any time exceed $25,000,000; and (iii) commercial Letters of Credit utilized in the ordinary course of business to purchase inventory, provided that the aggregate amount of issued but undrawn commercial Letters of Credit shall not at any time exceed ten percent (10%) of the value of the Borrower's consolidated merchandise inventory.

      6.15. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to,

      (a) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

      (i)    Existing (A) Investments in Subsidiaries as of January 28, 1995 and
             (B) other Investments in existence on the date hereof, and in both cases, described in Schedule "2" hereto.

      (ii)   Permitted Investments.

      (iii) Investments consisting of loans to participants, or the purchase of securities of the Borrower from participants, made pursuant to the provisions of any employee benefit plan, including without limitation the Borrower's 1989 Stock Incentive Plan or the 1995 Director Stock Option Plan;

      (iv) Investments consisting of stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or other claims due or owing to the Borrower or any Subsidiary or as security for any such Indebtedness or claim;

      (v) Loans made by the Borrower in connection with the development of new retail establishments or distribution centers for the Borrower; provided that the aggregate outstanding amount of all such loans, as and when any such loan is made, shall not exceed five percent (5%) of the Borrower's consolidated assets as of the last day of the most recently ended fiscal quarter of the Borrower.

      (vi) Investments made by the Borrower in the Operating Subsidiaries; provided that the aggregate amount of all such Investments, as and when any such Investment is made, shall not exceed ten percent (10%) of the Borrower's consolidated assets as of the last day of the most recently ended fiscal quarter of the Borrower.

      (vii) So long as (i) the sum of (a) the aggregate unpaid principal balance of the Advances plus (b) the Facility Letter of Credit Obligations is less than (ii) $50,000,000, Investments made by the Borrower in the Investment Subsidiary for the purpose of making Permitted Investments.

      (viii) Investments made by any Subsidiary (other than a Trademark Subsidiary) in the Borrower.

      (ix) Investments made by the Trademark Subsidiaries in the Borrower and/or its Subsidiaries; provided, that the aggregate amount of such loans does not exceed the cumulative royalties earned by the Trademark Subsidiaries.

      (x) Investments made by the Borrower or any Trademark Subsidiary in any Real Estate Subsidiary, so long as, for any such Real Estate Subsidiary, the sum of such Investments plus any other Indebtedness of such Real Estate Subsidiary does not exceed 105% of the acquisition cost of the real estate owned by such Real Estate Subsidiary.

      (xi)   Investments made by means of a merger or consolidation permitted by
             Section 6.12 hereof.

      (xii) For the Borrower only: any Investment consisting of (A) the acquisition of stock or other equity interests which constitutes an Acquisition permitted pursuant to the terms of Section 6.15(b); (B) the creation of any new Subsidiary to act as the purchaser in an Acquisition permitted pursuant to the terms of Section 6.15(b); and
             (C) an Investment in a Subsidiary for the purpose of facilitating an Acquisition permitted pursuant to the terms of Section 6.15(b), provided, however, that the aggregate amount of such Investments made since the Effective Date is less than thirty percent (30%) of Tangible Net Worth.

      (xiii) The creation of any new Wholly-Owned Subsidiary.

      (xiv) Investments in one or more special purpose entities made in connection with a transfer by the Borrower or a Wholly-Owned Subsidiary of interests in accounts or notes receivable on a limited recourse basis, provided that (a) such transfer qualifies as a sale under generally accepted accounting principles and (b) any such Investments, at any time outstanding, do not exceed $100,000,000 in the aggregate.

      (xv) Additional Investments, at any time outstanding, not to exceed $10,000,000 in the aggregate.

      (b) make any Acquisition of any Person, except for an Acquisition: (i) for which the board of directors of the Person being acquired has approved the terms of the Acquisition, (ii) the purchase price of which (including assumed liabilities for borrowed money), when added to the purchase price of all other Acquisitions made during the same fiscal year, is less than twenty five percent (25%) of the Borrower's consolidated assets as of the beginning of such fiscal year, (iii) the giving effect to which will not cause a Default or an Unmatured Default and (iv) for which the Borrower has first provided the Lenders with (a) financial information with respect to the entity to be acquired (including historical financial statements, pro-forma statements after giving effect to the Acquisition and projections) and (b) to the extent available, a detailed description of the entity to be acquired, its products, markets served and customer concentrations.

      6.16. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

      (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

      (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business.

      (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

      (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

      (v) Liens existing on the date hereof and described in Schedule "3" hereto.

      (vi) Liens incurred in connection with purchase money financing of Property in the ordinary course of business, provided that such Liens shall attach solely to the Property acquired and any improvement thereon and shall not attach to any other Property.

      (vii) Liens existing on Property acquired by the Borrower or any of its Subsidiaries at the time of its Acquisition, so long as such Lien was not created in contemplation of such Acquisition.

      (viii) The following Liens arising in the course of merchandising operations: (A) trust receipt or floor plan or other title retention or security agreements or arrangements entered into in connection with the purchase of inventory, the aggregate principal amount of the Indebtedness secured by which does not exceed two percent (2%) of the value of the inventory of the Borrower and its Subsidiaries, (B) sales on layaway plans whereby the customer acquires the merchandise only upon full payment therefor, or (C) Liens customary in connection with bankers' acceptances entered into in connection with the purchase of inventory, provided that no such Lien permitted by this clause (C) shall secure any Indebtedness incurred to refinance the payment of any such bankers' acceptance, and provided further that the principal amount of Indebtedness secured by Liens permitted by this clause (C) shall not exceed fifteen percent (15%) of the value of the Borrower's consolidated merchandise inventories.

      (ix) Liens resulting from commitments of the Borrower and its Subsidiaries under Capitalized Leases.

      (x) Liens incurred in connection with any transfer of an interest in accounts or notes receivable, that at the time of such transfer, qualified as a sale under generally accepted accounting principles.

      (xi) Liens under leases of personalty or real estate to which the Borrower and any of its Subsidiaries is a party, provided that such Liens (A) do not attach to inventory held for sale in leased stores or warehouses except only after bankruptcy, insolvency or similar events to the extent of any landlord's lien, (B) are not incurred in connection with the borrowing of money or the obtaining of advances or credit by the Borrower or any of its Subsidiaries, and
             (C) do not in the aggregate materially detract from the value of the Property of the Borrower and its Subsidiaries or materially impair the use thereof in the operation of their respective businesses.

      (xii) Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries which do not cover accounts receivable, cover only de minimis amounts of inventory sold to the Borrower and its Subsidiaries by certain suppliers to secure the amounts owing such suppliers for the same, are not incurred in connection with the borrowing of money or the obtaining of advances or credits or in connection with the acquisition of real property or machinery or equipment except incidental to the acquisition of business properties as a whole or as a going concern, and which do not in the aggregate materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of their respective businesses.

      (xiii) Liens granted by any Subsidiary to the Borrower or a Wholly-Owned Subsidiary to secure loans from the Borrower or such Wholly-Owned Subsidiary, which loans were permitted by Section 6.15(a).

      (xiv)  Liens on real property which relate to Indebtedness permitted by
             Section 6.11(viii).

      (xv) In addition to Liens otherwise permitted by this Section 6.16, Liens on assets of the Borrower and its Subsidiaries securing obligations not exceeding $10,000,000 in the aggregate at any time outstanding.

      6.17. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower or a Wholly-Owned Subsidiary with respect to transactions other than the sale, transfer or other disposition of assets) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

      6.18. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, (i) make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness (except that the Borrower may amend the Indenture relating to the Convertible Subordinated Debt in order to modify Article Thirteen thereof to include provisions which would permit the Borrower to transfer substantially all of its assets to two Wholly-Owned Subsidiaries and have such Persons guarantee the Convertible Subordinated Debt on a subordinated basis), or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, except that so long as after giving effect thereto no Default or Unmatured Default shall exist, the Borrower may prepay up to $5,000,000 of Subordinated Indebtedness in the aggregate.

      6.19. Rate Hedging Obligations. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Rate Hedging Obligations, except for Rate Hedging Obligations in a notional amount not to exceed $50,000,000.

      6.20. Financial Covenants. The Borrower shall maintain, for itself and its Subsidiaries on a consolidated basis, each of the following financial covenants, each calculated in accordance with Agreement Accounting Principles.

      6.20.1. Funded Debt to Capital Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter a ratio of Funded Debt to Capital not exceeding .65 to 1.0.

      6.20.2. Fixed Charge Coverage Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter a Fixed Charge Coverage Ratio greater than 1.50 to 1.0.

      6.20.3. Tangible Net Worth. The Borrower shall maintain, on a consolidated basis, at all times a Tangible Net Worth that is greater than or equal to the sum of (i) $425,000,000 plus (ii) 50% of the Borrower's quarterly Net Income, if positive, for each fiscal quarter ending after the Effective Date plus (iii) 50% of the aggregate net proceeds of any equity offering received by the Borrower after the date of this Agreement minus (iv) the lesser of (a) fifty percent (50%) of the aggregate amount paid by the Borrower after the date of this Agreement for stock repurchases or (b) $25,000,000.

      6.21. Subsidiary Guaranties. If any Subsidiary (other than the Investment Subsidiary or a Real Estate Subsidiary) has assets which in the aggregate have a book value equal to or greater than 10% of the book value of the Borrower's total assets determined on a consolidated basis as at the end of any fiscal quarter, the Borrower shall cause such Subsidiary to deliver to the Agent, on behalf of the Lenders, within 30 days after the end of any such fiscal quarter
(i) an executed guaranty in substantially the form attached hereto as Exhibit "I" and (ii) an opinion of counsel to such Subsidiary that such guaranty has been duly executed and delivered and is a legal, valid and binding obligation of such Subsidiary enforceable in accordance with its terms (subject to customary exceptions).

      6.22. Intercompany Indebtedness. After the occurrence and during the continuance of a Default or an Unmatured Default, the Borrower will not prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness owed to any Subsidiary.

                            ARTICLE VII

                             DEFAULTS


      The occurrence of any one or more of the following events shall constitute a Default:

      7.1.Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Note when due, nonpayment of any Reimbursement Obligation when due, or nonpayment of interest upon any Note or of any fee or other obligations under any of the Loan Documents within five days after the same becomes due.

      7.3. The breach by the Borrower of any of the terms or provisions of
Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20,
6.21 or 6.22.

      7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 20 days after written notice from the Agent or any Lender.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness with a principal amount in excess of $10,000,000 when due; or the default by the Borrower or any of its Subsidiaries in the performance of any material term, provision or condition contained in any agreement under which any Indebtedness with a principal amount in excess of $12,000,000 was created or is governed, or any other material event shall occur or material condition shall exist (and in each case shall be continuing), the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness with a principal amount in excess of $10,000,000 of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

      7.6. The Borrower or any of its Active Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property which constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Active Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Active Subsidiaries or any of its Property which constitutes a Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Active Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

      7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

      7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money, which is not stayed on appeal or otherwise being appropriately contested in good faith and which, when added to all other similar judgments or orders for the payment of money, exceeds $10,000,000.

      7.10. Any Change in Control shall occur.


                           ARTICLE VIII

          ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

      8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing following the occurrence of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent the Borrower shall pay to the Agent, for the benefit of the Lenders, cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto, to be applied to such Obligations. If any such Facility Letter of Credit is subsequently cancelled or expires by its terms without having been fully drawn, the Agent and the Lenders shall promptly account to the Borrower for any amount required to be paid to the Borrower on account thereof.

      If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

      8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly or indirectly affected thereby:

      (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

      (ii)   Reduce the percentage specified in the definition of Required
             Lenders.

      (iii) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.7.2(ii), or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

      (iv) Amend (a) this Section 8.2 or (b) Section 3.2, 3.4(b), 3.6(a), 6.13(v), 7.6 or 7.7.

      (v) Increase the maximum drawable amount or extend the expiration date of any outstanding Facility Letter of Credit (other than in accordance with Article III) or reduce the principal amount of or extend the time of payment of any Reimbursement Obligation or fee associated with any Facility Letter of Credit.

      (vi) Release any guarantor of any Obligations or, release all or substantially all of the collateral, if any, securing any Obligations.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or Facility Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                            ARTICLE IX

                        GENERAL PROVISIONS


      9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

      9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to perform its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees (each, an "indemnified party") against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto, collectively, the "losses") which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Loan or the use or intended use of any Facility Letter of Credit hereunder or the issuance or performance under or the participation in any Facility Letter of Credit, except that the Borrower shall not be liable for any portion of the losses resulting from the gross negligence or wilful misconduct of any indemnified party as determined in a final judgment by a court of competent jurisdiction. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

      9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

      9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN

TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

      9.15. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4; provided that in connection with any disclosure pursuant to clauses (i), (ii) or
(vi), such Lender shall instruct such Persons to treat the information in a confidential manner.


                             ARTICLE X

                             THE AGENT


      10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

      10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

      10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

      10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

      10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

      10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

      10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other reasonable expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

      10.9. Rights as a Lender. In the event the Agent is a Lender (including its capacity as an Issuing Bank), the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender; provided that at any time that the Agent is not a Lender, the Agent agrees to resign in accordance with Section 10.11 upon the request of the Borrower or the Required Lenders.

      10.l0. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

                            ARTICLE XI

                     SETOFF; RATABLE PAYMENTS


      11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

      11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance or Reimbursement Obligation (other than payments received pursuant to Sections 2.18.1, 2.18.2 or 2.18.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of that Advance or Reimbursement Obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of that Advance or Reimbursement Obligation. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                            ARTICLE XII

         BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


      12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

      12.2.Participations.

           12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any interest in Facility Letters of Credit, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

           12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any guarantor of any such Loan or Facility Letter of Credit or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

           12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in
      Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

      12.3.Assignments.

           12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (excluding entities registered under the Investment Company Act of 1940) with a net worth and/or capital and surplus of at least $500,000,000 ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, however, that
      (i) any such assignment shall be in a minimum amount of at least $5,000,000 and (ii) if a Default has occurred and is continuing, the restriction against assignments to entities registered under the Investment Company Act of 1940 shall not apply. Such assignment shall be substantially in the form of Exhibit "H" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

           12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Annex "I" to Exhibit "H" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $3,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Facility Letters of Credit and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the Percentage of the Aggregate Commitment, Facility Letters of Credit and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment. In addition, within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule "1" reflecting the revised Percentages of each of the Lenders and shall distribute such revised Schedule "1" to each of the Lenders and the Borrower and such revised Schedule "1" shall replace the old Schedule "1" and become part of this Agreement.

      12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing, prior to such disclosure, to be bound by Section 9.15 of this Agreement.

      12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.16.

                           ARTICLE XIII

                              NOTICES


      13.1. Giving Notice. Except as otherwise permitted by Section 2.11 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

      13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                            ARTICLE XIV

                           COUNTERPARTS


      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


              {Rest of page intentionally left blank}

      IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


                               WABAN INC.

                               By: /s/ Edward J. Weisberger

                               Print Name: Edward J. Weisberger

                               Title: Senior Vice President,
                                       Chief Financial Officer
                                      One Mercer Road
                                      P.O. Box 9600
                                      Natick, MA  01760
                                      Phone: (508) 651-6500
                                      Fax: (508) 651-6623

                               Attention: Edward J. Weisberger,
                                          Chief Financial Officer


                               THE FIRST NATIONAL BANK OF CHICAGO,
                                Individually and as Agent

                               By: /s/ John Runger

                               Print Name: John Runger

                               Title: V.P./Senior Corporate Banker
                                     One First National Plaza
                                     Chicago, Illinois  60670
                                     Phone:  (312) 732-7101
                                     Fax:  (312) 732-1117

                               Attention: John D. Runger, Vice President

                               THE FIRST NATIONAL BANK OF BOSTON,
                                Individually and as Co-Agent

                               By: /s/ Mitchell B. Feldman

                               Print Name: Mitchell B. Feldman

                               Title:Director
                                     100 Federal Street
                                     Mail Stop 01-09-04
                                     Boston, MA  02110
                                     Phone:(617) 434-5760
                                     Fax:  (617) 434-0637

                               Attention:  Mitchell B. Feldman, Director

                               SHAWMUT BANK, N.A.,
                                Individually and as Co-Agent

                               By: /s/ Gerry Sheehan

                               Print Name: Gerry Sheehan

                               Title: Assistant Vice President
                                      National Banking Group/Retailing Team
                                      One Federal Street, Mail Code OF-0305
                                      Boston, MA  02211
                                      Phone:(617) 292-2845
                                      Fax:  (617) 292-2619

                               Attention:  Mr. Gerry Sheehan, Assistant Vice
                                           President

                               WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                Individually and as Co-Agent

                               By: /s/ Lenny L. Mason

                               Print Name: Lenny L. Mason

                               Title: Assistant Vice President
                                      Corporate Banking Group
                                      420 Montgomery St., 9th Floor
                                      San Francisco, CA  94163
                                      Phone:(415) 396-5997
                                      Fax:  (415) 421-1352

                               Attention:  Lenny L. Mason, Assistant
                                           Vice President

                               BANK HAPOALIM, B.M.

                               By: /s/ Nancy S. Lushan

                               Print Name: Nancy S. Lushan

                               Title: V.P.


                               By: /s/ Jeffrey J. DiSandro

                               Print Name: Jeffrey J. DiSandro

                               Title: A.V.P.
                                    Boston Branch
                                    70 Federal Street
                                    Boston, MA  02110
                                    Phone:(617) 457-1811
                                    Fax:  (617) 542-0015

                               Attention:  Ms. Nancy Lushan, Vice President


                               FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                               By: /s/ Dennis J. Diczok

                               Print Name: Dennis J. Diczok

                               Title: Managing Director
                                      First Union Capital Markets Group
                                      One First Union Center, TW-10
                                      Charlotte, NC  28288-0745
                                      Phone:(704) 383-7630
                                      Fax:  (704) 374-2802

                               Attention:  Mr. Dennis J. Diczok,
                               Managing Director

                               LTCB TRUST COMPANY


                               By: /s/ Noboru Kubota

                               Print Name: Noboru Kubota

                               Title: Senior Vice President
                                      165 Broadway
                                      New York, NY  10006
                                      Phone:(212) 335-4533
                                      Fax:  (212) 608-2371

                               Attention: Mr. Theodor  R. Koerner, II,
                                          Vice President

                               PNC BANK, NATIONAL ASSOCIATION

                               By: /s/ Kwan L. Grays

                               Print Name: Kwan L. Grays

                               Title: Commercial Banking Officer
                                      335 Madison Avenue
                                      New York, NY  10017
                                      Phone:(212) 557-5334
                                      Fax:  (212) 557-5461

                               Attention:  Mr. Kwan Grays, Commercial Banking
                                           Officer

                               FLEET BANK OF MASSACHUSETTS, N.A.

                               By: /s/ Roger C. Boucher

                               Print Name: Roger C. Boucher

                               Title: Vice President
                                      Fleet Center
                                      Mail Stop MA BO FO4B
                                      75 State Street
                                      Boston, MA  02109-1810
                                      Phone:(617) 346-1577
                                      Fax:  (617) 346-1679

                               Attention: Mr. Roger C. Boucher,
                               Vice President, National Corporate Group